                                                                       Exhibit 1
                                                                       ---------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                 by and among


                                  CMGI, Inc.


                              Senlix Corporation


                                      and


                                  uBID, INC.


                         Dated as of February 9, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I THE MERGER.....................................................   2
1.1   Effective Time of the Merger.......................................   2
1.2   Closing............................................................   2
1.3   Effects of the Merger..............................................   2
1.4   Directors..........................................................   2
ARTICLE II CONVERSION OF SECURITIES......................................   3
2.1   Conversion of Capital Stock........................................   3
2.2   Exchange of Certificates...........................................   4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................   7
3.1   Organization, Standing and Power;
      Subsidiaries.......................................................   7
3.2   Capitalization.....................................................   8
3.3   Authority; No Conflict; Required Filings
      and Consents.......................................................  10
3.4   SEC Filings; Financial Statements..................................  11
3.5   No Undisclosed Liabilities.........................................  12
3.6   Absence of Certain Changes or Events...............................  13
3.7   Taxes..............................................................  13
3.8   Owned and Leased Real Properties...................................  15
3.9   Intellectual Property..............................................  16
3.10  Agreements, Contracts and Commitments..............................  17
3.11  Litigation.........................................................  18
3.12  Environmental Matters..............................................  18
3.13  Employee Benefit Plans.............................................  19
3.14  Compliance With Laws...............................................  22
3.15  Permits............................................................  22
3.16  Registration Statement; Proxy
      Statement/Prospectus...............................................  23
3.17  Labor Matters......................................................  23
3.18  Insurance..........................................................  23
3.19  Business Activity Restrictions.....................................  24
3.20  Year 2000 Compliance...............................................  24
3.21  Assets.............................................................  25
3.22  No Existing Discussions............................................  26
3.23  Opinion of Financial Advisor.......................................  26
3.24  Section 203 of the DGCL Not Applicable.............................  26
3.25  Tax Matters........................................................  26
3.26  Transactions with Affiliates.......................................  26
3.27  Brokers; Schedule of Fees and Expenses.............................  26

3.28  Privacy Issues.....................................................  27
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY....................................................  28
4.1   Organization, Standing and Power...................................  28
4.2   Capitalization.....................................................  28
4.3   Authority; No Conflict; Required Filings
      and Consents.......................................................  29
4.4   SEC Filings; Financial Statements..................................  30
4.5   Absence of Certain Changes or Events...............................  30
4.6   Tax Matters........................................................  31
4.7   Registration Statement; Proxy
      Statement/Prospectus...............................................  31
4.8   Litigation.........................................................  31
4.9   Operations of the Transitory Subsidiary............................  31
4.10  Brokers............................................................  31
ARTICLE V CONDUCT OF BUSINESS............................................  31
5.1   Covenants of the Company...........................................  31
5.2   Cooperation........................................................  35
5.3   Confidentiality....................................................  35
ARTICLE VI ADDITIONAL AGREEMENTS.........................................  35
6.1   No Solicitation....................................................  35
6.2   Proxy Statement/Prospectus; Registration
      Statement..........................................................  37
6.3   Nasdaq Quotation...................................................  38
6.4   Access to Information..............................................  38
6.5   Stockholders Meeting...............................................  38
6.6   Legal Conditions to the Merger.....................................  39
6.7   Public Disclosure..................................................  40
6.8   Tax-Free Reorganization............................................  40
6.9   Affiliate Agreements...............................................  41
6.10  Nasdaq National Market Listing.....................................  41
6.11  Company Stock Plans and the Company
      Warrants...........................................................  41
6.12  Stockholder Litigation.............................................  42
6.13  Indemnification....................................................  42

ARTICLE VII CONDITIONS TO MERGER.........................................  43
7.1   Conditions to Each Party's Obligation To
      Effect the Merger..................................................  43
7.2   Additional Conditions to Obligations of
      the Buyer and the Transitory Subsidiary............................  44
7.3   Additional Conditions to Obligations of
      the Company........................................................  45
ARTICLE VIII TERMINATION AND AMENDMENT...................................  46
8.1   Termination........................................................  46
8.2   Effect of Termination..............................................  48

8.3   Fees and Expenses..................................................  48
8.4   Amendment..........................................................  49
8.5   Extension; Waiver..................................................  50
ARTICLE IX MISCELLANEOUS.................................................  50
9.1   Nonsurvival of Representations and
      Warranties.........................................................  50
9.2   Notices............................................................  50
9.3   Entire Agreement...................................................  51
9.4   No Third Party Beneficiaries.......................................  51
9.5   Assignment.........................................................  51
9.6   Severability.......................................................  52
9.7   Counterparts and Signature.........................................  52
9.8   Interpretation.....................................................  52
9.9   Governing Law......................................................  52
9.10  Remedies...........................................................  53
9.11  Waiver of Jury Trial...............................................  53
9.12  Forum..............................................................  53

EXHIBITS

Exhibit A       Form of Stockholder Agreement
Exhibit B       Form of Lock-up Agreement
Exhibit C       Form of Company Affiliate Agreement

                            TABLES OF DEFINED TERMS


                                                            Cross Reference
Terms                                                       in Agreement
-----                                                       ------------
Acquisition Proposal                                        Section 6.1(a)
Affiliate                                                   Section 6.9
Affiliate Agreement                                         Section 6.9
Agreement                                                   Preamble
Alternative Transaction                                     Section 8.3(e)
Antitrust Laws                                              Section 6.6(b)
Antitrust Order                                             Section 6.6(b)
Buyer                                                       Preamble
Buyer Balance Sheet                                         Section 4.4(b)
Buyer Common Stock                                          Section 2.1(c)
Buyer Disclosure Schedule                                   Article IV
Buyer Material Adverse Effect                               Section 4.1
Buyer Preferred Stock                                       Section 4.2
Buyer SEC Reports                                           Section 4.4(a)
Certificates                                                Section 2.2(b)
Closing                                                     Section 1.2
Closing Date                                                Section 1.2
Code                                                        Preamble
Company                                                     Preamble
Company Balance Sheet                                       Section 3.4(b)
Company Common Stock                                        Section 2.1(b)
Company Disclosure Schedule                                 Article III
Company Employee Plans                                      Section 3.13(a)
Company Intellectual Property Rights                        Section 3.9(a)
Company Leases                                              Section 3.8(b)
Company Material Adverse Effect                             Section 3.1

Company Material Contracts                                  Section 3.10
Company Meeting                                             Section 3.16
Company Permits                                             Section 3.15
Company Preferred Stock                                     Section 3.2(a)
Company Products                                            Section 3.20(b)
Company SEC Reports                                         Section 3.4(a)
Company Stock Options                                       Section 3.2(b)
Company Stock Plans                                         Section 3.2(b)
Company Systems                                             Section 3.20(b)
Company Voting Proposal                                     Section 6.5(a)
Company Warrants                                            Section 3.2(b)
Confidentiality Agreement                                   Section 5.3
Constituent Corporations                                    Section 1.3
DGCL                                                        Section 1.1
Effective Time                                              Section 1.1
Employee Benefit Plans                                      Section 3.13(a)
Environmental Law                                           Section 3.12(b)
ERISA Affiliate                                             Section 3.13(a)
ERISA                                                       Section 3.13(a)
Exchange Agent                                              Section 2.2(a)
Exchange Fund                                               Section 2.2(a)
Exchange Act                                                Section 3.3(c)
Exchange Ratio                                              Section 2.1(c)
Governmental Entity                                         Section 3.3(c)
Hazardous Substance                                         Section 3.12(c)
HSR Act                                                     Section 3.3(c)
Indemnified Parties                                         Section 6.13
Liens                                                       Section 3.22
Lock-up Agreement                                           Preamble
Merger                                                      Preamble

Outside Date                                                Section 8.1(b)
Proxy Statement                                             Section 3.16
Registration Statement                                      Section 3.16
Rule 145                                                    Section 6.10
SEC                                                         Section 3.3(c)
Securities Act                                              Section 3.4(a)
Stockholder Agreement                                       Preamble
Subsidiary                                                  Section 3.1
Superior Proposal                                           Section 6.1(a)
Surviving Corporation                                       Section 1.3
Tax Returns                                                 Section 3.7(a)
Taxes                                                       Section 3.7(a)
Third Party                                                 Section 8.3(e)
Transitory Subsidiary                                       Preamble
Year 2000 Compliant                                         Section 3.20

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of February 9, 2000, is by and among CMGI, Inc., a Delaware corporation (the "Buyer"), Senlix Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (the "Transitory Subsidiary"), and UBID, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of the Buyer and the Company have approved and declared advisable this Agreement and the Merger (as defined below);

     WHEREAS, the combination of the Buyer and the Company shall be effected by the terms of this Agreement through a merger of the Transitory Subsidiary into the Company, as a result of which the stockholders of the Company will become stockholders of the Buyer (the "Merger");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, certain stockholders of the Company have entered into a Stockholder Agreement dated as of the date of this Agreement in the form attached as
Exhibit A (the "Stockholder Agreement"), pursuant to which such stockholders
---------
have agreed, inter alia, to give the Buyer a proxy to vote all of the shares of
             ----------
capital stock of the Company that such stockholders own for certain limited purposes;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, certain stockholders and employees of the Company have entered into a Stockholder Lock-Up Agreement in the form attached hereto as Exhibit B (the
                                                             ---------
"Lock-Up Agreement"), pursuant to which such parties have agreed to certain restrictions relating to the disposition of Buyer Common Stock following the Effective Time (as defined in Section 1.1); and

     WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:

                                   ARTICLE I
                                  THE MERGER

1.1  Effective Time of the Merger.  Subject to the provisions of this Agreement,
     ----------------------------
prior to the Closing (as defined in Section 1.2), the Buyer shall prepare, and on the Closing Date (as defined in Section 1.2) or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Surviving Corporation (as defined in Section 1.3) in accordance with, the relevant provisions of the General Corporation Law of the State of Delaware ("DGCL") and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the "Effective Time").

1.2  Closing.  The closing of the Merger (the "Closing") shall take place at
     -------
10:00 a.m., Boston time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, but subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

1.3  Effects of the Merger.  At the Effective Time (i) the separate existence of
     ---------------------
the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Transitory Subsidiary and the Company are sometimes referred to below as the "Constituent Corporations" and the Company following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,000,000, all of which shall consist of common stock, $.01 par value per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4  Directors.  The directors of the Transitory Subsidiary immediately prior to
     ---------
the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                  ARTICLE II
                           CONVERSION OF SECURITIES

2.1  Conversion of Capital Stock.  As of the Effective Time, by virtue of the
     ---------------------------
Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a)  Capital Stock of the Transitory Subsidiary.  Each issued and outstanding
     ------------------------------------------
     share of the capital stock of the Transitory Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock and Buyer-Owned Stock.  All shares of common
     ----------------------------------------------------
     stock, $.001 par value per share, of the Company ("Company Common Stock") that are owned by the Company and any shares of Company Common Stock owned by the Buyer or the Transitory Subsidiary shall be canceled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c)  Exchange Ratio for Company Common Stock.  Subject to Section 2.2, each
     ---------------------------------------
     share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately before the Effective Time shall be automatically converted into the right to receive 0.2628 shares (the "Exchange Ratio ") of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

(d)  Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to
     -----------------------------
     reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

(e)  Unvested Stock.  At the Effective Time, any unvested shares of Company
     --------------
     Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted to unvested shares of Buyer Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except as otherwise agreed by Buyer and the holder thereof. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be adjusted to reflect the Exchange Ratio. The Buyer shall take all steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

(f)  Treatment of Company Options and Company Warrants.  Outstanding Company
     -------------------------------------------------
     Stock Options and Company Warrants (in each case as defined in Section 3.2(b)) shall be treated following the Effective Time in the manner set forth in Section 6.11.

2.2  Exchange of Certificates.  The procedures for exchanging outstanding shares
     ------------------------
of Company Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

(a)  Exchange Agent.  As of the Effective Time, the Buyer shall deposit with a
     --------------
     bank or trust company designated by the Buyer (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent,
     (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of the Company Common Stock, (ii) cash in an amount sufficient to make payments required pursuant to Section 2.2(e), and (iii) any dividends or distributions to which holders of Certificates (as defined below) may be entitled pursuant to Section 2.2(c).

(b)  Exchange Procedures.  As soon as reasonably practicable after the Effective
     -------------------
     Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II with respect to the shares of Company Common Stock represented by such Certificate plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to
     Section 2.2(c), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c) may be issued and paid to a person other than the person in whose name the Certificate so surrender is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c) as contemplated by this Section 2.2.

(c)  Distributions with Respect to Unexchanged Shares.  No dividends or other
     ------------------------------------------------
     distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
     Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate as contemplated by Section 2.2(b). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate,
     (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

(d)  No Further Ownership Rights in Company Common Stock.  All shares of Buyer
     ---------------------------------------------------
     Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)  No Fractional Shares.  No certificate or scrip representing fractional
     --------------------
     shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices of the Buyer Common Stock on the Nasdaq National Market during the ten (10) consecutive trading days ending on and including the last trading day prior to the Effective Time.

(f)  Termination of Exchange Fund.  Any portion of the Exchange Fund which
     ----------------------------
     remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of the Certificates who has not previously complied with this
     Section 2.2 shall thereafter look only to the Buyer, for payment of its claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

(g)  No Liability.  To the extent permitted by applicable law, none of the
     ------------
     Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(c))), any such shares of Buyer Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving

     Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h)  Withholding Rights.  Each of the Buyer and the Surviving Corporation shall
     ------------------
     be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(i)  Lost Certificates.  If any Certificate shall have been lost, stolen or
     -----------------
     destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the Company disclosure schedule delivered by the Company to the Buyer on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs contained in
Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

3.1  Organization, Standing and Power; Subsidiaries.
     ----------------------------------------------
(a) Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, the Stockholder Agreement or the Company Stock Option Agreement other than any effect (a) resulting from or arising out of the public announcement of this Agreement or any of the transactions contemplated hereby, (b) attributable to any legal action or proceeding brought by or on behalf of stockholders of the Company alleging that the Board of Directors of the Company breached its fiduciary duties in connection with its approval of the Merger, this Agreement or the transactions contemplated hereby, or (c) arising or resulting from general industry, economic or stock market conditions that affect the Company in a manner not disproportionate to the manner in which such conditions affect other companies in the technology sector (a "Company Material Adverse Effect").

(b) Except as set forth in the Company SEC Reports (as defined in Section 3.4) filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. As used in this Agreement, the word "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

(c) The Company has delivered or made available to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company and of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

3.2  Capitalization.
     --------------
(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share ("Company Preferred Stock"). As of the close of business on February 7,

     2000, (i) 11,584,126 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of the Company Preferred Stock were issued and outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans (if any) under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options"), indicating the number of shares of Company Common Stock subject to each Company Stock Option, and the exercise price, the date of grant, vesting schedule and the expiration date thereof. Section 3.2 of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Company Warrants") and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Common Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. Except (x) as set forth in this Section
     3.2 and (y) as reserved for future grants under Company Stock Plans,
     (i) there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and
     (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. To the knowledge of the Company, other than the Stockholder Agreements, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company or any of its Subsidiaries.

(c) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business.

(d) All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer's designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature.

(e) No consent of the holders of Company Stock Options is required in connection with the conversion of such options contemplated by Section 6.11.

3.3  Authority; No Conflict; Required Filings and Consents.
     -----------------------------------------------------

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders under the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) Except as disclosed in Section 3.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
     (iii) subject to compliance with the requirements specified in clauses (i),
     (ii), (iii), (iv) and (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or, registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement, except for
     (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
     (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws except where the failure to obtain any such consent, approval, order, authorization, registration, declaration or filing would not have a Company Material Adverse Effect.

(d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting (as defined below) is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to adopt this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.4  SEC Filings; Financial Statements.
     ---------------------------------

(a) The Company has filed and made available to the Buyer all forms, reports and other documents required to be filed by the Company with the SEC since its inception. All such required forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) together with any amendments thereto are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company as of September 30, 1999 is referred to herein as the "Company Balance Sheet."

3.5  No Undisclosed Liabilities.  Except as disclosed in the Company SEC Reports
     --------------------------
filed prior to the date of this Agreement, and except for normal or recurring liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with United States generally accepted accounting principles), and whether due or to become due, which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.6  Absence of Certain Changes or Events.  Except as disclosed in the Company
     ------------------------------------
SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, change or development in the business, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) except as disclosed pursuant to this Agreement (including Section 3.6 of the Company Disclosure Schedule) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.7  Taxes.
     -----

(a) The Company and each of its Subsidiaries has filed all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, each group of corporations with which the Company or any Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns (an "Affiliated Group") has filed all Tax Returns that it was required to file with respect to any period in which the Company or a Subsidiary was a member of such Affiliated Group (an "Affiliated Period"), and all such Tax Returns were correct and complete except for any errors or omissions which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid on a timely basis all Taxes (as defined below) that are shown to be due on any such Tax Returns and to the knowledge of the Company each Affiliated Group has paid all that were due and payable with respect to all Affiliated Periods. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since inception to the knowledge of the Company and correct and complete copies of the portion of the federal income Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any Affiliated Group relating to the activities of the Company and the Subsidiaries for all Affiliated Periods. The federal income Tax Returns of the Company and each of its Subsidiaries and to the knowledge of the Company each Affiliated Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in
     Section 3.7(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods and to the knowledge of the Company correct and complete copies of the portion of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any Affiliated Group relating to the activities of the Company and the Subsidiaries for all Affiliated Periods. No examination or audit of any Tax Return of the Company or any of its Subsidiaries or to the knowledge of the Company any Affiliated Group with respect to any Affiliated Period by any Governmental Entity is currently in progress or, to the knowledge of the Company and its Subsidiaries, threatened or contemplated. Neither the Company nor any of its Subsidiaries nor to the knowledge of the Company any member of the Affiliated Group has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries or the Affiliated Group was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Company nor any of its Subsidiaries: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or its Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation

     Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation
     Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code.

(f) Except as disclosed in Section 3.7(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(g) No state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

(h) Since June 7, 1997 one or more persons have not acquired, directly or indirectly, a 50% or greater interest in either the Company, or to the knowledge of the Company, Creative Computers Inc. (DE) or Creative Computers, Inc. (CA), such interest calculated in the manner required under
     Section 355(e) of the Code.

3.8  Owned and Leased Real Properties.
     --------------------------------

(a)  The Company does not own and has never owned any real property.

(b) The Company has provided to the Buyer in Section 3.8(b) of the Company Disclosure Schedule a complete and accurate list of all real property leased by the Company or its Subsidiaries (collectively "Company Leases") and the location of the premises. The Company is not in default in any material respect under any of the Company Leases. Each of the Company Leases is in full force and effect and will not cease to be in full force and effect as a result of the transactions contemplated by this Agreement.

3.9  Intellectual Property.
     ---------------------

(a) The Company and its Subsidiaries exclusively own, or are licensed or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the "Company Intellectual Property Rights").

(b) Except as disclosed in Section 3.9(b) in the Company Disclosure Schedule, the execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets (the "Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold or expected to be sold by the Company or any of its Subsidiaries.

(c)  Except as disclosed in Section 3.9 in the Company Disclosure Schedule:

(i) All issued patents, registered trademarks, registered service marks and registered copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property Rights that are material to the business of the Company and its Subsidiaries, taken as a whole, and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole.

(ii) To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property Rights.

(iii)None of the activities or business previously or currently conducted by the Company or any of the Subsidiaries infringes, violates or constitutes a misappropriation of, any patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material of any other person or entity except for any infringement, violation or misappropriation that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

(d)  Source Code. Except as set forth on Schedule 3.9(d) of the Company
     -----------
     Disclosure Schedule, the Company has not disclosed, granted access to, permitted use of or otherwise made available its source code relating to its Technology Systems to any third party.

3.10  Agreements, Contracts and Commitments.
      -------------------------------------

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all contracts, agreements and commitments, written or oral ("Contracts"), of the following categories to which the Company or any of its Subsidiaries is a party or by which any of them is bound ("Company Material Contracts"):

(i) Contracts under which the Company or any Subsidiary licenses any Company Intellectual Property Rights to a third party, other than to customers in the ordinary course of business;

(ii) Contracts under which the Company or any Subsidiary licenses any material item of intellectual property from a third party;

(iii)Contracts with any Affiliate of the Company;

(iv) Contracts for the acquisition, sale or disposition of any material assets of the Company or any of its Subsidiaries outside the ordinary course of business;

(v) any Contract not disclosed in a Company SEC Report that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

(vi) any Contract under which a third party would be entitled to receive a license or any other right to intellectual property of the Buyer or any of Buyer's affiliates (as defined in Rule 405 under the Securities Act), other than the Surviving Corporation, following the Closing, and

(vii) any Contract that would require Buyer to register any shares of Buyer Common Stock under the Securities Act after the Closing

(viii) any Contract with America Online, Inc.

(b) Except as disclosed in Section 3.10(b) in the Company Disclosure Schedule, each Company Material Contract has not expired by its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract or any other loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect.

3.11 Litigation.  Except as disclosed in the Company SEC Reports filed prior to
     ----------
the date of this Agreement and in Section 3.11 in the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Company.

3.12  Environmental Matters.
      ---------------------

(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has complied with, and is not in violation of, any applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c));
     (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances prior to or during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; (v) neither the Company nor any of its Subsidiaries have released any Hazardous Substance to the environment; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;
     (vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law.

(b) For purposes of this Agreement, "Environmental Law" means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) For purposes of this Agreement, "Hazardous Substance" means any substance that is: (A) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d) Section 3.12(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or one of its Subsidiaries or a third party, and whether done at the initiative of the Company or one of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company has possession. A complete and accurate copy of each such document has been provided to the Buyer.

3.13  Employee Benefit Plans.
      ----------------------

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any Subsidiary of the Company, or any ERISA Affiliate (as defined below) with respect to which the Company or any Subsidiary has or may have any actual or contingent liabilities (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement involving direct or indirect compensation or fringe benefits, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has furnished to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500, 5500C or 5500R) filed with the IRS, if any, required under ERISA or the Code, (iii) each trust agreement, group annuity contract and summary plan description, if any, required under ERISA relating to such Company Employee Plan and (iv) reports, if any, regarding the satisfaction of the nondiscrimination requirements of Sections 401(a)(4), 401(k), 401(m) and 410(b) of the Code for the last plan year for which such tests has been performed.

(c) Each Company Employee Plan has been administered in all material respects in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto. With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to (i) any liability (other than the obligation to fund and administer the plans in accordance with their respective terms) under ERISA, the Code or any other applicable law which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect; or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Employee Plan.

(d) With respect to the Company Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations (other than routine claims for benefits) which have not been accounted for by reserves, or otherwise properly footnoted in accordance with United States generally accepted accounting principles, on the financial statements of the Company.

(e)  All the Company Employee Plans that are intended to be qualified under
     Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or were established using a standardized prototype plan document with respect to which a determination letter was received by the sponsor, no such determination letter has been revoked and revocation has not been threatened, and no such Company Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(f) Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has (i) ever maintained a Company Employee Plan which was ever subject to
     Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to, or otherwise has any liability with respect to, a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of
     Section 501(c)(9) of the Code.

(g) Each Company Employee Plan is amendable and terminable unilaterally by the Company at any time without any material liability to the Company as a result thereof and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Plan.

(h) Except for plans identified in Section 3.13(a) or in Section 3.10(h) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries
     (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee;

     (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or Company Employee Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(i)  Except as disclosed in Section 3.13(i) of the Company Disclosure Schedule:
     (i) no claims (other than claims for benefits payable in the normal operation of the Company Employee Plans) are outstanding with respect to any Company Employee Plan; (ii) there are no pending nor, to the Company's knowledge, threatened legal proceedings with respect to any Company Employee Plan; and (iii) no Company Employee Plan is the subject of an examination by any governmental authority or of any government-sponsored amnesty, voluntary compliance or similar program.

(j) The Company represents that it has or will have immediately prior to the Effective Time all requisite corporate power, right and authority under the Company Stock Plans, and all grants and awards thereunder, to take all actions contemplated by Section 6.11(f) of this Agreement, without violating any of the terms of the Company Stock Plans or any grants or awards outstanding thereunder. Except for the elections of optionees contemplated by Schedule 6.11, no consent of any holder of a Company Stock Option is required in connection with the treatment of options provided for in Schedule 6.11 of this Agreement.

3.14  Compliance With Laws.  The Company and each of its Subsidiaries has
      --------------------
complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any federal or state statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

3.15  Permits.  The Company and each of its Subsidiaries have all permits,
      -------
licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance, in all material respects, with the terms of the Company Permits.

3.16  Registration Statement; Proxy Statement/Prospectus.  The information to be
      --------------------------------------------------
supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in connection with the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by the Company for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider this Agreement and the Merger (the "Company Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform the Buyer.

3.17  Labor Matters.  Neither the Company nor any of its Subsidiaries is a party
      -------------
to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

3.18  Insurance.  Each of the Company and its Subsidiaries maintains insurance
      ---------
policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the insurance policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the provisions of each insurance policy under which it is the insured party. No insurer under any insurance policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the insurance policies have been filed in a timely fashion.

3.19  Business Activity Restrictions.  There is no non-competition or other
      ------------------------------
similar agreement, commitment, judgment, injunction or order to which the Company or any Subsidiary of the Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company in any material respect. Except as set forth in Section 3.19 of the Company Disclosure Schedule, the Company has not entered into any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

3.20  Year 2000 Compliance.
      --------------------

(a) Except as disclosed in Section 3.20(a) in the Company Disclosure Schedule, the Company has conducted "year 2000" audits with respect to (i) all of the Company's internal systems used in the business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, equipment firmware and other embedded systems, and
     (ii) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by the Company or licensed by the Company to third parties. The Company has obtained "year 2000" certificates with respect to all material third-party systems used in connection with the business or operations of the Company.

(b) All of (i) the Company's material internal systems used in the business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems (the "Company Systems"), and (ii) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by the Company or licensed by the Company to third parties (the "Company Products") are Year 2000 Compliant.

(c) The Company has no knowledge of any failure to be Year 2000 Compliant of any material third-party system used in connection with the business or operations of the Company.

(d) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

(i) accurately receives, records, stores, provides, recognizes and processes all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

(ii) accurately performs all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

(iii) does not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000 or from 2000 to 2001, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company correctly exchange date data with or provide data to such system or item.

(e) The Company has not provided any guarantee or warranty for any Company Product to the effect that such product or service (i) complies with or accounts for the fact of the arrival of the year 2000, (ii) will not be adversely affected with respect to functionality, interoperability, performance or volume capacity (including, without limitation, the processing and reporting of data) by virtue of the arrival of the year 2000 or (iii) is otherwise Year 2000 Compliant.

3.21  Assets.  Each of the Company and its Subsidiaries owns or leases all
      ------
tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Except as disclosed in
Section 3.21 in the Company Disclosure Schedule, all of such tangible assets which are owned, are owned free and clear of all mortgages, security interest, pledges, liens and encumbrances ("Liens") except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens which, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted and have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

3.22  No Existing Discussions.  As of the date of this Agreement, neither the
      -----------------------
Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1).

3.23  Opinion of Financial Advisor.  The financial advisor of the Company,
      ----------------------------
Merrill Lynch & Co., Inc., has delivered to the Company an opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters stated in the opinion, that the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view.

3.24  Section 203 of the DGCL Not Applicable.  The Board of Directors of the
      --------------------------------------
Company has taken all actions necessary so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, or the Stockholder Agreement.

3.25  Tax Matters
      -----------

(a) To the Company's knowledge, after consulting with its independent auditors, neither the Company nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(b) The representations made by the Company and its Subsidiaries and, to the knowledge of the Company, the representations made by Creative Computer, Inc. ("CCI") and the 5% shareholders of the Company and CCI in the certificates and/or letters provided to PricewaterhouseCoopers LLP and KPMG LLP (the "Accounting Firms") for the purpose of the Accounting Firms issuing opinions to CCI, Buyer and/or the Company with respect to the applicability of Section 355(e)(1) of the Code to the Merger are true, correct and complete in all respects.

3.26  Transactions with Affiliates.  Except as disclosed in the Company SEC
      ----------------------------
Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

3.27  Brokers; Schedule of Fees and Expenses.
      --------------------------------------

(a) No agent, broker, investment banker, financial advisor or other firm or person acting on behalf of the Company is or will be entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Merrill Lynch & Co., Inc., whose fees and expense will be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Merrill Lynch & Co., Inc., is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(b) Section 3.27(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Merrill Lynch & Co., Inc., and of the Company's legal counsel and accountants) and such estimated fees and expenses shall be no more than as set forth on Section 3.27(b) of the Company Disclosure Schedule.

3.28  Privacy Issues.
      --------------

(a) The Company's (including any Subsidiaries) statistical models used to determine whether to post products for auction on the Company's website have not been disclosed to any third party at any time other than to third parties who have executed nondisclosure agreements with the Company.

(b) The Company has implemented all reasonable steps which are known in the information systems industry and which are generally known as best practices in the physical and electronic protection of its information assets from unauthorized disclosure, use or modification. The Company has previously disclosed to the Buyer whether, to its knowledge, there have been breaches of security, known consequences, and the steps the Company has taken to remedy any such breaches.

(c) The Company has conducted its business and has collected, maintained and used its data at all times materially in accordance with (i) accepted industry practice and the privacy policy of the Company as currently set forth on the company's website; and (ii) all applicable United States federal and state laws, including but not limited to those relating to privacy.

(d) The electronic data processing, information, record keeping, communications, telecommunications, auction trading and computer systems and intellectual property (including software) that are used by the Company in its business (collectively, the "Technology Systems") operate in accordance with their technical specifications and are adequate for the operation of the business of the Company as currently operated and proposed to be operated. The Company owns or has the right to use all components of the Technology Systems, free of any rights of Creative Computers, Inc. or any other third party. There has not been any material malfunction with respect to any of the Technology Systems since December 31, 1996 that has not been remedied or replaced without disruption to the business of the Company.

                                  ARTICLE IV
   REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

     The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the Buyer disclosure schedule delivered by the Buyer to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

4.1  Organization, Standing and Power.  Each of the Buyer and the Transitory
     --------------------------------
Subsidiary and the Buyer's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Buyer and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect").

4.2  Capitalization.  The authorized capital stock of the Buyer consists of
      -------------
400,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (the "Buyer Preferred Stock"), of which
(i) 250 shares are designated Series A Preferred Stock, (ii) 50,000 shares are designated Series B Preferred Stock, (iii) 375,000 shares are designated Series C Preferred Stock and (iv) 18,090.45 shares are designated Series D Preferred Stock. As of the close of business on January 26, 2000, 265,342,554 shares of Buyer Common Stock were issued and outstanding, and (i) no shares of Series A Preferred Stock, (ii) 35,000 shares of Series B Preferred Stock (convertible into an aggregate of 2,808,556 shares of Buyer Common Stock), (iii) 375,000 shares of Series C Preferred Stock (convertible into an aggregate of 9,488,056 shares of Buyer Common Stock), and (iv) no shares of Series D Preferred Stock were issued and outstanding. All outstanding shares of Buyer Common Stock are, and all shares of Buyer Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable. All of the shares of Buyer Common Stock issuable pursuant to
Section 2.1(c) in connection with the

Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

4.3  Authority; No Conflict; Required Filings and Consents.
     -----------------------------------------------------

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary, including the approval of the Merger by the Buyer in its capacity as sole stockholder of the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary,
     (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i), (ii), (iii), (iv), (v) and (vi) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act,
     (iv) the
     filings of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the Buyer Common Stock issuable in connection with the Merger.

4.4  SEC Filings; Financial Statements.
     ---------------------------------

(a) The Buyer has filed and made available to the Company all forms, reports and other documents required to be filed by the Buyer with the SEC since June 1, 1998. All such required forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of the Buyer as of July 31, 1999 is referred to herein as the "Buyer Balance Sheet."

4.5  Absence of Certain Changes or Events.  Except as disclosed in the Buyer SEC
     ------------------------------------
Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change or development in the business, properties, financial condition, results of operations or prospects of the Buyer and its

Subsidiaries, taken as a whole, which has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

4.6  Tax Matters.  To the Buyer's knowledge, after consulting with its
     -----------
independent auditors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

4.7  Registration Statement; Proxy Statement/Prospectus.  The information in the
     --------------------------------------------------
Registration Statement (except for information supplied by the Company for inclusion in the Registration Statement, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Reports for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Buyer or any of its Affiliates, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement, the Buyer shall promptly inform the Company.

4.8  Litigation.  Except as disclosed in the Buyer SEC Reports filed prior to
     ----------
the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Buyer.

4.9  Operations of the Transitory Subsidiary.  The Transitory Subsidiary has
     ---------------------------------------
engaged in no business activities other than as contemplated by this Agreement and has conducted its operations only as contemplated by this Agreement.

4.10  Brokers. No agent, broker, investment banker, financial advisor or other
      -------
firm or person acting on Buyer's behalf is or will be entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except for Greenhill & Co., whose fees and expense will be paid by the Buyer.

                                   ARTICLE V
                              CONDUCT OF BUSINESS

5.1  Covenants of the Company.  Except as expressly provided herein or as
     ------------------------
consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective

Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and use all reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent);
     (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than repurchases at cost from employees upon termination of their employment);

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and the Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

(e) except in the ordinary course of business consistent with past practice, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

(f) whether or not in the ordinary course of business or consistent with past practice, sell or dispose of any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiaries, but excluding the sale of products and services in the ordinary course of business consistent with past practice);

(g)  adopt or implement any stockholder rights plan;

(h) except as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(i) (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of [November 30, 1999] as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of accounts payable in the ordinary course of business, or (C) make any loans, advances (other than routine advances to employees of the company in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other person;

(j) make any capital expenditures or expenditures for property, plant or equipment, except consistent with the capital budget shown on
     Section 5.1(j) of the Company Disclosure Schedule;

(k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in United States generally accepted accounting principles or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred thereafter in the ordinary course of business consistent with past practice, or (B) except as permitted under Section 6.1, waive any material benefits of any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

(m) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

(n) (A) except in the ordinary course of business consistent with past practice, enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

(o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof or as contemplated by this Agreement or disclosed on Section 5.1(o) of the Company Disclosure Schedule, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee, (C) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) except for the grant of Permitted Options, or (F) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(p) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

(q) initiate, compromise or settle any material litigation or arbitration proceeding;

(r)  close any facility or office;

(s) invest funds in debt securities or other instruments maturing more than 90 days after the date of investment; or

(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair or prevent the occurrence of any conditions of Article VII hereof.

5.2  Cooperation.  Subject to compliance with applicable law, from and after the
     -----------
date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and each of its Subsidiaries shall make its officers available to confer on a regular and frequent basis with one or more representatives of the Buyer to report on the general status of ongoing operations and shall promptly provide the Buyer or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

5.3  Confidentiality.  The parties acknowledge that the Buyer and the Company
     ---------------
have previously executed a Mutual Confidentiality Agreement, dated as of January 14, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                  ARTICLE VI
                             ADDITIONAL AGREEMENTS

6.1  No Solicitation.
     ---------------

(a) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock (excluding sales pursuant to existing Company Stock Plans or pursuant to the Company Warrants) or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that, if the Company
                                         --------  -------
     has not breached this Section 6.1, nothing contained in this Agreement shall prevent the Company or its Board of Directors, prior to the adoption of this Agreement by the stockholders of the Company, from:

(A) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that

(1) the Board of Directors of the Company believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Company's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to fulfill its fiduciary duties,

(2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement, and

(3) prior to recommending a Superior Proposal or terminating this Agreement in respect thereof, the Company shall provide the Buyer with at least five business days' prior notice of its proposal to do so, during which time the Buyer may make, and in such event the Company shall consider, a counterproposal to such Superior Proposal, and the Company shall itself and shall cause its financial and legal advisors to negotiate with the Buyer with respect to the terms and conditions of such counterproposal; or

(B) complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, that neither the
                                        --------  -------
     Company nor its Board of Directors shall, except as permitted by paragraph
     (A) of this section, propose to approve or recommend an Acquisition
     Proposal.

(b) The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 6.1(a) and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.

(c) The Company shall notify the Buyer immediately (but in any event, within one (1) business day) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offer and the terms and conditions of such proposal, inquiry or contact. The Company shall continue to keep the Buyer promptly informed of any change in the status of any such discussions or negotiations and the terms being discussed or negotiated.

(d) Nothing in this Section 6.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Section 8.1 hereof), or
     (ii) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement of the type referred to in Section 6.1(a) above).

(e) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.1 by any director or officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.

6.2  Proxy Statement/Prospectus; Registration Statement.
     --------------------------------------------------

(a) As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall prepare and the Company shall file with the SEC the Proxy Statement, and the Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that the Buyer may delay the filing of the Registration Statement until approval of the Proxy Statement by the SEC. The Buyer and the Company shall use reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of the Buyer and the Company will respond to any comments of the SEC and will use its respective reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and the Company will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to
     Section 6.2(b), the Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(b) The Buyer and the Company shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3  Nasdaq Quotation.  The Company agrees to continue the quotation of the
     ----------------
Company Common Stock on the Nasdaq National Market during the term of this Agreement.

6.4  Access to Information.  The Company shall (and shall cause each of its
     ---------------------
Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. Unless otherwise required by law, the Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.5  Stockholders Meeting.
     --------------------

(a) The Company, acting through its Board of Directors, shall, subject to and according to applicable law and its Certificate of Incorporation and By-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Company Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Company Voting Proposal"). The Board of Directors of the Company shall (i) recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Board of Directors of the Company may withdraw such recommendation if (but only if) such Board of Directors has received a Superior Proposal and after consultation with its outside legal counsel determines that it is required, in order to fulfill its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of the Company and
     (iii) the Company has complied with the provisions of Section 6.1.

(b) The Company shall call and hold the Company Meeting for the purpose of voting upon the adoption of this Agreement and the Merger whether its Board of Directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable and withdraws, or proposes publicly to withdraw, its approval or recommendation of this Agreement or the Merger, or approves or recommends, or proposes publicly to approve or recommend, any Superior Proposal.

6.6  Legal Conditions to the Merger.
     ------------------------------

(a) Subject to the terms hereof, the Company and the Buyer shall each use its reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable,
     (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws,
     (B) the HSR Act and any related governmental request thereunder, and
     (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, neither the Buyer nor any of its Subsidiaries shall be required to
     (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on the Buyer or on the Buyer combined with the Company after the Effective Time or
     (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in Section 6.6(c) of the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

6.7  Public Disclosure.  The Buyer and the Company shall each use its reasonable
     -----------------
efforts to consult with the other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law.

6.8  Tax-Free Reorganization.  The Buyer and the Company shall each use its
     -----------------------
reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

6.9  Affiliate Agreements.  Upon the execution of this Agreement, the Company
     --------------------
will provide the Buyer with a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company, within the meaning of Rule 145 (each such person who is an "affiliate" of the Company within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide to the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list and shall notify the Buyer in writing regarding any change in the identity of its Affiliates prior to the Closing Date. The Company shall use its reasonable efforts to deliver or cause to be delivered to the Buyer prior to the mailing of the Proxy Statement from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit C (the "Affiliate Agreement").

6.10  Nasdaq National Market Listing.  The Buyer shall file with the Nasdaq
     -------------------------------
National Market a Notification Form for Listing of Additional Shares with respect to the Buyer Common Stock issuable in connection with the Merger.

6.11  Company Stock Plans and the Company Warrants.
      --------------------------------------------

(a) At the Effective Time, each outstanding and unvested Company Stock Option under Company Stock Plans shall terminate in accordance with their respective terms and the terms of the Company Stock Plans.

(b) The Buyer shall take all corporate action necessary for the substitution of options pursuant to optionee elections as contemplated in Section 6.11, including the reservation for issuance of a sufficient number of shares of Buyer Common Stock for delivery upon exercise of such substituted options. As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such substituted options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. It is intended that the Company Stock Options assumed by Buyer shall qualify following the Effective Time as incentive stock options (as defined in Section 422 of the Code) to the extent the Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and this
     Section 6.11 shall be construed consistent with such intent.

(c) At the Effective Time, by virtue of the Merger, each Company Warrant outstanding immediately prior to the Effective Time shall be automatically assumed by Buyer and converted into a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the same number of shares of Buyer Common Stock (rounded down to the nearest whole share) as the holder of such Company Warrant would have been entitled to receive pursuant to the

     Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) of Buyer Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (B) the aggregate number of shares of Buyer Common Stock deemed purchasable pursuant to such Company Warrant (each, as so adjusted, an "Adjusted Warrant"). Prior to the Effective Time, Buyer shall take all necessary actions for the assumption of the Company Warrants and their conversion into Adjusted Warrants, including the reservation, issuance and quotation of Buyer Common Stock in a number at least equal to the number of shares of Buyer Common Stock that will be subject to the Adjusted Warrants.

(d) Prior to the Effective Time, the Board of Directors of the Company shall take all necessary actions pursuant to and in accordance with the Company Stock Plans and the instruments evidencing the Company Stock Options to provide for the treatment of the Company Stock Options as provided in
     Schedule 6.11. Except for the elections of optionees' contemplated by
     Schedule 6.11, no consent of the holders of Company Stock Options is required in connection with such actions..

(e) Subject to the Company's compliance with Section 6.11(d), the Buyer shall permit holders of vested Company Stock Options to elect to substitute such options for options to acquire shares of Buyer Common Stock in accordance with Schedule 6.11(e).

6.12  Stockholder Litigation.  Until the earlier of the termination of this
     -----------------------
Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its Board of Directors relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer's prior written consent, which will not be unreasonably withheld or delayed.

6.13  Indemnification.
      ---------------

(a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

(b)  In the event the Surviving Corporation or any of its successors or assigns
     (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Buyer will either guaranty the indemnification obligations referred to in this Section 6.13 or will make or cause to be made proper provision so that the successors and assigns of the Surviving Corporation assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

(c) The provisions of this Section 6.13 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.


                                  ARTICLE VII
                             CONDITIONS TO MERGER

7.1  Conditions to Each Party's Obligation To Effect the Merger.  The respective
     ----------------------------------------------------------
obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)  Stockholder Approval.  The Company Voting Proposal shall have been approved
     --------------------
     and adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of a majority of the shares of the Company Common Stock outstanding on the record date for the Company Meeting.

(b)  HSR Act.  The waiting period applicable to the consummation of the Merger
     -------
     under the HSR Act shall have expired or been terminated.

(c)  Governmental Approvals.  Other than the filings provided for by Section
     ----------------------
     1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred.

(d)  Registration Statement.  The Registration Statement shall have become
     ----------------------
     effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)  No Injunctions.  No Governmental Entity of competent jurisdiction shall
     --------------
     have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.2  Additional Conditions to Obligations of the Buyer and the Transitory
     --------------------------------------------------------------------
Subsidiary.  The obligations of the Buyer and the Transitory Subsidiary to
----------
effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by the Buyer and the Transitory Subsidiary:

(a)  Representations and Warranties.  The representations and warranties of the
     ------------------------------
     Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date,
     (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)  Performance of Obligations of the Company.  The Company shall have
     -----------------------------------------
     performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)  Tax Opinion.  The Buyer shall have received a written opinion from Hale and
     -----------
     Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Morrison & Foerster LLP or PricewaterhouseCoopers LLP renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hale and Dorr LLP, Morrison & Foerster LLP or PricewaterhouseCoopers LLP, as the case may be, to enable them to render such opinion).

(d)  Third Party Consents.  The Company shall have obtained all consents and
     --------------------
     approvals of third parties to the Buyer referred to in Section 7.2(d) of the Company Disclosure Schedule.

(e)  Resignations.  The Buyer shall have received copies of the resignations,
     ------------
     effective as of the Effective Time, of each director of the Company and its Subsidiaries.

(f)  Security Procedure Documentation.  The Buyer shall have received from the
     --------------------------------
     Company in a form reasonably satisfactory to the Buyer the documentation referred to in Section 7.2(f) of the Company Disclosure Schedule with respect to the data center and Technology Systems of the Company.

(g)  Notice. The Company shall have given to each holder of a Company Stock
     ------
     Option reasonable notice in order to permit such optionholder to exercise such option prior to its termination in accordance with the terms of the Company Stock Plans and the grants and awards thereunder.

(h)  Company Stock Plans.  The Company shall have taken all actions contemplated
     -------------------
     by Section 6.11(f) of this Agreement.

(i)  Contracts.  The Company shall have obtained all amendments and terminations
     ----------
     of the agreements set forth in Schedule 7.2(i) of the Buyer Disclosure
     Schedule in a form reasonably satisfactory to the Buyer.

7.3  Additional Conditions to Obligations of the Company.  The obligation of the
     ---------------------------------------------------
Company to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a)  Representations and Warranties.  The representations and warranties of the
     ------------------------------
     Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b)  Performance of Obligations of the Buyer and the Transitory Subsidiary.
     ---------------------------------------------------------------------
     The Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c)  Tax Opinion.  The Company shall have received the opinion of Morrison &
     -----------
     Foerster LLP, counsel to the Company, or PricewaterhouseCoopers LLP, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Morrison & Foerster LLP or PricewaterhouseCoopers LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Morrison & Foerster LLP, Hale and Dorr LLP or PricewaterhouseCoopers LLP, as the case may be, to enable them to render such opinion).

                                 ARTICLE VIII
                           TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the
     -----------
Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or the stockholder of the Transitory Subsidiary:

(a) by mutual written consent of the Buyer, Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by August 31, 2000 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

(e) by the Buyer, if: (i) the Board of Directors of the Company shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Board of Directors of the Company shall have approved or recommended to the stockholders of the Company an Alternative Transaction (as defined in Section 8.3(e)); (iii) an Alternative Transaction shall have been announced or otherwise publicly known and the Board of Directors of the Company shall have (A) failed to recommend against acceptance of such Alternative Transaction by its stockholders within ten (10) days of delivery of a written request from the Buyer for such action or (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within ten (10) days of delivery of a written request from the Buyer for such action or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company Common Stock is commenced (other than by the Buyer or an Affiliate of the Buyer) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or

(f) by either the Buyer or the Company, if there has been a breach or failure to perform of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach or failure to perform (i) causes the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by the Buyer) or Section 7.3(a) or 7.3(b) (in the case of termination by the Company) not to be satisfied, and
     (ii) shall not have been cured within 20 days following receipt by the breaching party or party failing to perform written notice of such breach from the other party; or

(g) by the Company if (i) the Company after the date hereof has received an unsolicited Acquisition Proposal that its Board of Directors has determined after consultation with its financial advisor is a Superior Proposal,
     (ii) the Company has complied with all of the provisions of Section 6.1(a)(A), (iii) the Board of Directors of the Company has determined in good faith after consultation with its outside legal counsel that termination of this Agreement is necessary for such Board of Directors to fulfill with its fiduciary duties under applicable law, and (iv) the Company, contemporaneously with, and as a condition to, its termination of this Agreement, pays to Buyer the fee and expenses provided for in Section 8.3.

8.2  Effect of Termination.  In the event of termination of this Agreement as
     ---------------------
provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 3.26, 5.3, 8.3 and Article IX; provided that any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and, Sections 3.26, 5.3, 8.3 and
Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3  Fees and Expenses.
     -----------------

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b) The Company shall pay the Buyer up to $500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Buyer pursuant to Section 8.1(b) as a result of the failure to satisfy the condition set forth in Section 7.2(a); or by the Buyer or the Company pursuant to Section 8.1(d) under circumstances in which no fee is payable to Buyer under Section 8.3(c).

(c) The Company shall pay the Buyer a termination fee of $20,000,000 upon the earliest to occur of the following events:

(i)  the termination of this Agreement by the Buyer pursuant to Section 8.1(e);
     or

(ii) the termination of this Agreement by the Buyer pursuant to Section 8.1(f) as a result of a breach of the provisions of Section 6.1 or 6.5; or

(iii)the termination of this Agreement by the Company pursuant to Section
     8.1(g).

     If the Buyer or the Company terminates this Agreement pursuant to Section 8.1(d) and, at or prior to such termination a bona fide proposal for an Alternative Transaction with respect to the Company shall have been publicly announced, the Company shall pay to the Buyer, upon such termination, a termination fee of $10,000,000. If such termination fee shall have become payable to the Buyer pursuant to the preceding sentence and, within 12 months after such termination, the Company shall enter into a definitive agreement with respect to an Alternative Transaction or an Alternative Transaction involving the Company shall be consummated, the Company shall pay to the Buyer an additional fee of $10,000,000 upon the execution and delivery of such definitive agreement or consummation, as the case may be.

(d) If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

(e) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than the Buyer or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of the Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding shares of Company Common Stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 20% of the fair market value of all the assets of the Company immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, that all references in this subsection (e) to "20%"
     --------  -------
     shall mean "50%" for purposes of the second paragraph of Section 8.3(c).

8.4  Amendment.  This Agreement may be amended by the parties hereto, by action
     ---------
taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Transitory Subsidiary, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5  Extension; Waiver.  At any time prior to the Effective Time, the parties
     -----------------
hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX
                                 MISCELLANEOUS

9.1  Nonsurvival of Representations and Warranties.  The respective
     ---------------------------------------------
representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time.

9.2  Notices.  All notices and other communications hereunder shall be in
     -------
writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)  if to the Buyer or Transitory Subsidiary, to

               CMGI, Inc.
               100 Brickstone Square
               Andover, Massachusetts 01810
               Attn:  General Counsel
               Telecopy: (978) 684-3601

               with a copy to:

               Hale and Dorr LLP
               60 State Street
               Boston, MA 02109
               Attn:  Mark G. Borden, Esq.
               Telecopy:  (617) 526-5000

(b)  if to the Company, to

               UBID, Inc.
               8550 Bryn Mawr Avenue, Suite 200
               Chicago, Illinois 60631
               Attn:  President
               Telecopy: (773) 272-4051

               with a copy to:

               Morrison & Foerster LLP
               19900 MacArthur Blvd.
               Irving, CA  92612
               Attn:  Robert M. Mattson, Jr., Esq.
               Telecopy:  (949) 251-0900

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.3  Entire Agreement.   This Agreement (including the Schedules and Exhibits
     ----------------
hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4  No Third Party Beneficiaries.  Except as provided in Section 6.13, this
     ----------------------------
Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5  Assignment.  Neither this Agreement nor any of the rights, interests or
     ----------
obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this

Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6  Severability.  Any term or provision of this Agreement that is invalid or
     ------------
unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree hereto that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7  Counterparts and Signature.  This Agreement may be executed in two or more
     --------------------------
counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8  Interpretation.  When reference is made in this Agreement to an Article or
     --------------
a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.9  Governing Law.  This Agreement shall be governed by and construed in
     -------------
accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10  Remedies.  Except as otherwise provided herein, any and all remedies
     ---------
herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.

9.11  Waiver of Jury Trial.  EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND
     ---------------------
THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.12  Forum.  Each of the parties hereto (i) consents to submit itself to the
     ------
personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

                           [Signature Page to follow]

     IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                    CMGI, INC.

                                    By: /s/ Andrew J. Hajducky III
                                        -------------------------------
                                    Title: Executive Vice President,
                                           Chief Financial Officer
                                           and Treasurer


                                    SENLIX CORPORATION

                                    By: /s/ Andrew J. Hajducky III
                                        -------------------------------
                                    Title: Executive Vice President,
                                           Chief Financial Officer
                                           and Treasurer


                                    UBID, INC.

                                    By: /s/ Gregory Jones
                                        -------------------------------
                                    Title: Chief Executive Officer